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                                                                     EXHIBIT (8)


                                                                 October 5, 1995


First Union Corporation,
  One First Union Center,
     Charlotte, North Carolina 28288-0013.


Columbia First Bank, F.S.B.
  1560 Wilson Boulevard,
     Arlington, Virginia 22209-2409.


Ladies and Gentlemen:


     We have acted as special counsel to First Union Corporation, a corporation organized under the laws of North Carolina ("First Union"), in connection with the planned acquisition of all of the assets and liabilities of Columbia First Bank, F.S.B., a stock federal savings bank organized under the laws of the United States ("Columbia"), by First Union Corporation of Virginia, a corporation organized under the laws of Virginia and a wholly owned subsidiary of First Union (except for certain Class B shares owned by another subsidiary of First Union) ("FUNC-VA"), and the transfer of those assets and liabilities to First Union National Bank of Virginia ("FUNB-VA"), First Union National Bank of Maryland ("FUNB-MD") and First Union National Bank of Washington, D.C. ("FUNB-DC"), each a national banking association organized under the laws of the United States and a wholly owned subsidiary of FUNC-VA (except for directors' qualifying shares), accomplished by means of a merger of Columbia with and into FUNB-VA (the "Merger") and a purchase of assets and an assumption of liabilities by FUNB-MD and FUNB-DC (with the Merger, the "Acquisition"), pursuant to the Agreement and Plan of Acquisition, dated as of the 5th day of April, 1995, by and between and First Union, Columbia, and FUNC-VA (the "Agreement"). Capitalized terms used but not defined herein shall have the meanings specified in the Proxy Statement-Prospectus pertaining to the Acquisition.


     We have assumed with your consent that:


     (a) the Acquisition will be effected in accordance with the Agreement, and


     (b) the representations contained in the letters of representation from Columbia and First Union to us dated October 5, 1995 and October 5, 1995, respectively, will be true on the Effective Date.


     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that:


          (i) no gain or loss will be recognized for federal income tax purposes by Columbia stockholders upon the exchange in the Merger of shares of Columbia Common Stock solely for FUNC Common Shares (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock);


          (ii) the basis of FUNC Common Shares received in the Merger by Columbia stockholders (including the basis of any fractional share interest in FUNC Common Stock) will be the same as the basis of the shares of Columbia Common Stock surrendered in exchange therefor;


          (iii) the holding period of FUNC Common Shares received in the Merger by a Columbia stockholder (including the holding period of any fractional share interest in FUNC Common Stock) will include the holding period during which the shares of Columbia Common Stock surrendered in exchange therefor were held by the Columbia stockholder, provided such shares of Columbia Common Stock were held as capital assets; and


          (iv) cash received by a holder of Columbia Common Stock in lieu of a fractional share interest in FUNC Common Stock will be treated as received in exchange for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the Columbia Common Stock allocable to the fractional share interest.


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First Union Corporation
Columbia First Bank, F.S.B.
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     The tax consequences described above may not be applicable to Columbia stockholders that acquired their Columbia Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, that hold Columbia Common Stock as part of a "straddle" or "conversion transaction" or that are insurance companies, securities dealers, financial institutions or foreign persons.


     We hereby consent to the reference to us under the heading "The
Merger -- Certain Federal Income Tax Consequences" in the Proxy Statement-Prospectus pertaining to the Acquisition and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                         Very truly yours,

                                         Sullivan & Cromwell


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